Exhibit 5.1

March 4, 2020

KULR Technology Group, Inc.

1999 S. Bascom Ave., Suite 700

Campbell, CA 95008

Re: Securities registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-232614) (as amended or supplemented, the “Registration Statement”) originally filed on July 11, 2019, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer KULR Technology Group, Inc. (the “Company”) of up to $50,000,000of any combination of securities of the types specified therein, that was declared effective by the Commission on August 1, 2019. Reference is made to our opinion letter dated July 11, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 4, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to $8,000,000 of shares of the Company’s common stock, and (ii) 95,847 shares of the Company’s common stock covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to a Standby Equity Distribution Agreement between the Company and YA II PN, Ltd.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.

We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the corporation laws of the State of Delaware (which includes reported judicial decisions interpreting the corporation laws of the State of Delaware).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Standby Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE LLP

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